EXHIBIT 7.01(a)

EaglePicher Incorporated

Contact:
Tom Pilholski, 602-794-9600

EAGLEPICHER INCORPORATED ANNOUNCES AMENDMENTS TO CREDIT
AGREEMENT AND RECEIVABLES SECURITIZATION

     PHOENIX, Arizona, December 13, 2004 – EaglePicher Incorporated (“EaglePicher” or the “Company”) announced that it has obtained amendments to its Credit Agreement and its Accounts Receivable Securitization Facility to modify the financial covenants in those agreements for the quarter ended November 30, 2004 and subsequent quarters through the maturity of those agreements. Based on these amendments, the Company was in compliance with all financial covenants as of November 30, 2004. These amendments are also expected to give the Company sufficient liquidity to operate and grow its businesses while remaining in compliance with all financial covenants.

EaglePicher Incorporated, founded in 1843 and headquartered in Phoenix, Arizona, is a diversified manufacturer and marketer of innovative, advanced technology and industrial products and services for space, defense, environmental, automotive, medical, filtration, pharmaceutical, nuclear power, semiconductor and commercial applications worldwide. The company has 3,900 employees and operates more than 30 plants in the United States, Canada, Mexico and Germany. Additional information on the company is available on the Internet at www.eaglepicher.com.

EaglePicher™ is a trademark of EaglePicher Incorporated.

This news release contains statements that, to the extent that they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to maintain existing relationships with customers, demand for our products, our ability to successfully implement productivity improvements and/or cost reduction initiatives, including the performance of automated equipment, accuracy of our estimates to complete contracts on a percentage of completion method of accounting, our ability to source raw materials and components from overseas suppliers, accuracy of our reserves for losses, our ability to consolidate manufacturing plants, our ability to develop, market and sell new products, our ability to obtain raw materials especially certain grades of steel and natural gas on an economic basis, increased government regulation or changing regulatory policies resulting in higher costs and/or restricting output, increased price competition, currency fluctuations, general economic conditions, acquisitions and divestitures, technological developments and changes in the competitive environment in which we operate, as well as factors discussed in our filings with the U.S. Securities and Exchange Commission. We undertake no duty to update the forward-looking statements in this press release and you should not view the statements made as accurate beyond the date of this press release.

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